Exhibit 24


CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Robert S. Miller, Jr., has authorized each of Charles A. Blixt, McDara P. Folan, III and Guy M. Blynn to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of R.J. Reynolds Tobacco Holdings, Inc.
The authority of Charles A. Blixt, McDara P. Folan, III and Guy M. Blynn under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of R.J. Reynolds Tobacco Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that Charles A. Blixt, McDara P. Folan, III and Guy M.
Blynn are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  July 1, 2003
/s/ Robert S. Miller, Jr.